
<ARTICLE> 5
<LEGEND>
This schedule contains summary financial information extracted from the Consolidated Balance Sheets and the Consolidated Statements of Earnings at the date and for the period indicated and is qualified in its entirety by reference to such financial statements. All amounts shown are in thousands of dollars, except per share data. Financial information for the periods presented has been restated to conform to the requirements of Statement of Financial Accounting
Standards No. 128, "Earnings Per Share." In addition, as a result of the sale of the company's compression division on February 20, 1998, the financial information for all periods presented has been reclassified to report separately financial position and results of operations from continuing operations and the discontinued compression operations.
</LEGEND>
<RESTATED>
<MULTIPLIER> 1
<CURRENCY> 1.00

<PERIOD-TYPE>                   3-MOS                   6-MOS
<FISCAL-YEAR-END>                          MAR-31-1998             MAR-31-1998
<PERIOD-START>                             APR-01-1997             APR-01-1997
<PERIOD-END>                               JUN-30-1997             SEP-30-1997
<EXCHANGE-RATE>                                   1.00                    1.00
<CASH>                                          27,123                  33,079
<SECURITIES>                                         0                       0
<RECEIVABLES>                                  245,402                 254,032
<ALLOWANCES>                                    10,564                  11,717
<INVENTORY>                                     29,463                  29,907
<CURRENT-ASSETS>                               298,396                 310,891
<PP&E>                                       1,563,636               1,582,098
<DEPRECIATION>                                 832,433                 844,124
<TOTAL-ASSETS>                               1,722,819               1,736,110
<CURRENT-LIABILITIES>                          227,158                 205,256
<BONDS>                                        422,690                 387,083
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                         6,038                   6,075
<OTHER-SE>                                     806,127                 869,757
<TOTAL-LIABILITY-AND-EQUITY>                 1,722,819               1,736,110
<SALES>                                        230,440                 500,853
<TOTAL-REVENUES>                               230,440                 500,853
<CGS>                                          158,098                 331,479
<TOTAL-COSTS>                                  158,098                 331,479
<OTHER-EXPENSES>                                     0                   8,000
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                               4,504                  13,195
<INCOME-PRETAX>                                 72,760                 158,986
<INCOME-TAX>                                    24,624                  49,797
<INCOME-CONTINUING>                             48,136                 109,189
<DISCONTINUED>                                   2,625                   5,901
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                    50,761                 115,090
<EPS-PRIMARY>                                      .84                    1.90
<EPS-DILUTED>                                      .84                    1.90

